As  filed with the Securities and Exchange Commission on October 24, 1996.

                                                     Registration No. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549

                                 __________

                                   FORM S-8


                           REGISTRATION STATEMENT
                                   under
                         THE SECURITIES ACT OF 1933
                                 __________


                              DELCHAMPS, INC.
             (Exact name of Registrant as specified in its charter)

          Alabama                                   63-0245434
(State or other jurisdiction                  (I.R.S. Employer
     of incorporation)                        Identification Number)

                            305 Delchamps Drive
                           Mobile, Alabama  36602
                     (Address, including zip code, of
                   Registrant's principal executive offices)

                  Delchamps, Inc. Directors' Stock Option Plan
                           (Full title of the Plan)

                                 __________

                            David W. Morrow
                         Chairman of the Board
                      and Chief Executive Officer
                            Delchamps, Inc.
                          305 Delchamps Drive
                         Mobile, Alabama 36602
                             (334) 433-0437
       (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                 Copy to:

                               Margaret F. Murphy
              Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
                              201 St. Charles Avenue
                       New Orleans, Louisiana 70170-5100

                             CALCULATION OF REGISTRATION FEE
===============================================================================
                                                       Proposed
                      Amount       Proposed Maximum    Maximum    Amount of
Title of Securities    to be        Offering Price    Aggregate  Registration
to be Registered    Registered<F1>     Per Share    Offering Price    Fee
______________________________________________________________________________

Common Stock          30,000 shares    $23.00<F2>    $690,000<F2>    $237.93
($.01 par value per   10,000 shares     20.75<F3>     207,500<F3>      71.55
share)                ___________                    __________    ___________
                      40,000 shares                  $897,500        $309.48


<F1> Upon  a stock split, stock dividend or similar transaction  in  the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
<F2> Computed  in  accordance  with  Rule 457, based upon price at which currently outstanding options granted under the Plan are exercisable.
<F3> Estimated solely for the purpose  of  calculating  the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the Nasdaq Stock Market on October 21, 1996.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.   Incorporation of Documents by Reference.

     The following documents, which have been filed by Delchamps, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended July 1, 1996 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act");

     (b) The description of the Common Stock included in Item 1 of the Company's Registration Statement on Form 8-A dated October 24, 1984 and the description of the fair price provision of the Company's Articles of Incorporation appearing under the caption "Proposed Amendments Concerning Certain Business Combinations and Related Matters" beginning on page 13 and ending on page 18 of the Company's Proxy Statement dated September 5, 1984, filed as Exhibit 3 to the Registration Statement on Form 8-A.

     All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     The Alabama Business Corporation Act gives Alabama corporations broad powers to indemnify their present and former directors and officers against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers. Subject to specific conditions and exclusions, Alabama law gives a director or officer who successfully defends an action the right to be so indemnified and authorizes Alabama corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any statute, provision of the articles of incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

     The Company's by-laws require, in the case of officers and directors, and permit, in the case of employees and agents, the indemnification expressly authorized under Alabama law. The standard applicable in all cases (excepting indemnification in connection with the successful defense of any proceeding which is mandatory under Alabama law without reference to any such standard) is that the individual shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification is permitted with respect to litigation brought by or in the right of the Company in respect of any claim, issue or matter as to which the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action is brought determines that such person is entitled to indemnity for such expenses which the court deems to be proper.

       The Company has in effect a directors' and officers' liability policy that provides for indemnification of its officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to limitations and conditions set forth in the policy.

Item 7.   Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     5   Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP.

    23.1 Consent of KPMG Peat Marwick.

    23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP included in Exhibit 5.
__________


Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for pur-poses of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on October 22, 1996.

                                          DELCHAMPS, INC.



                                             /s/David W. Morrow
                                           ______________________
                                                David W. Morrow
                                             Chairman of the Board
                                           and Chief Executive Officer


                              POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Morrow and Timothy E. Kullman, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature            Title                           Date


/s/David W. Morrow     Chairman of the Board             October 22, 1996
   David W. Morrow     and Chief Executive Officer
                       (Principal Executive Officer)


/s/Timothy E. Kullman    Senior Vice President,          October 22, 1996
_________________________ Chief Financial Officer,
   Timothy E. Kullman     Treasurer and Secretary
                       (Principal Financial Officer
                      and Principal Accounting Officer)


/s/J. Thomas Arendall, Jr.      Director                  October 22, 1996
__________________________
   J. Thomas Arendall, Jr.


/s/Carl F. Bailey               Director                  October 22, 1996
__________________________
   Carl F. Bailey


/s/E. E. Bishop                 Director                  October 22, 1996
_________________________
   E. E. Bishop


/s/John A. Caddell              Director                  October 22, 1996
__________________________
   John A. Caddell


/s/James M. Cain                Director                  October 22, 1996
__________________________
   James M. Cain


__________________________      Director               _________ ___, 1996
William W. Crawford


/s/Richard W. LaTrace         Director and President      October 22, 1996
__________________________
   Richard W. LaTrace